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                                 EXHIBIT INDEX

(a)(4) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(d) Investment Management Services Agreement, dated May 1, 2006, between Registrant and RiverSource Investments, LLC.

(h)(9) Agreement and Plan of Reorganization between AXP Dimensions Series, Inc., on behalf of RiverSource New Dimensions Fund, and AXP Growth Series, Inc., on behalf of RiverSource Large Cap Equity Fund, dated Nov. 10, 2005.

(h)(10) Agreement and Plan of Reorganization between AXP Stock Series, Inc., on behalf of RiverSource Stock Fund, and AXP Growth Series, Inc., on behalf of RiverSource Disciplined Equity Fund, dated Nov. 10, 2005.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated April 12, 2006